June 5, 2023
Mr. Kevin Kraus
RE: 8x8, Inc. Chief Financial Officer
Dear Kevin,
On behalf of 8x8, Inc., a Delaware corporation (“8x8” or the “Company”), I am pleased to provide this letter memorializing your promotion from Interim Chief Financial Officer to the position of Chief Financial Officer.
1.Position. As Chief Financial Officer, you will have responsibilities as determined by your manager, which shall be the Company's Chief Executive Officer. Your duties and responsibilities are subject to change depending on the needs of the Company.
2.Compensation.
a.Base Salary. You will be paid an annualized salary of $420,000 payable in accordance with the Company’s standard payroll policies.
b.Salary Review. Your base salary will be reviewed as part of the Company’s normal salary review process.
c.Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company’s Employee Handbook.
3.One-Time Equity Grants. In connection with your promotion to the position of Chief Financial Officer, you will receive the following additional equity grants:
a.Promotion RSU Award. On or about June 15, 2023, you will be granted an equity award of approximately $1,105,500 in value of restricted stock units representing rights to acquire shares of 8x8’s common stock upon vesting (the “Promotion RSU Award”). The Promotion RSU Award will vest over a three-year period, with one-third (1/3) vesting on the first anniversary of the effective date of your promotion and the remainder vesting in eight substantially equal quarterly installments, subject to your continued employment or other qualifying association with the Company or any of its affiliates through each applicable vesting date; provided that if your employment is terminated by the Company without Cause (as defined in the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy, as amended and restated as of May 13, 2021, and as may be further amended or restated from time to time (the “Policy”)) or you resign for Good Reason (as defined in the Policy), then any unvested portion of the Promotion RSU Award shall immediately accelerate and vest in full as of such termination date. The actual number of shares subject to the Promotion RSU Award will be determined by dividing the value of the Promotion RSU Award by the greater of $5 or the trailing 20-trading-day average of 8x8’s closing stock price prior to the date of grant. Except as otherwise set forth herein, the Promotion RSU Award will be subject to the terms and conditions of the 8x8, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”) and an award agreement between the Company and you in the Company’s standard form.
b.Promotion PSU Award. On or about June 15, 2023, you will be granted a performance-based equity award of performance stock units representing rights to acquire shares of 8x8’s common stock upon vesting equal to the number shares subject to the Promotion

RSU Award (the “Promotion PSU Award”). The Promotion PSU Award will vest as set forth on Exhibit A attached hereto. Except as otherwise set forth herein, the Promotion PSU Award will be subject to the terms and conditions of the Equity Incentive Plan and an award agreement between the Company and you in the Company’s standard form.
4.Annual Incentives.
a.Cash Incentive Plan. You will continue to be eligible to participate in 8x8’s discretionary cash incentive plan. As Chief Financial Officer, your total annual target bonus will be 65% of your annual base salary.
b.Equity Incentive Plan. You will continue to be eligible in future fiscal years to receive annual equity grants as determined by the Board of Directors of the Company (the “Board”) pursuant to Equity Incentive Plan.
5.Severance Benefits. You will be eligible for benefits under the Policy in accordance with the terms thereof. Such benefits include potential vesting acceleration of stock-based compensation and/or cash severance upon the termination of your employment under specified circumstances, including in connection with a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy.
6.Employee Benefits. The Company will continue to make available to you standard vacation, medical and dental insurance benefits. The Company will also continue to make available to you a 401(k) plan. You will continue to be eligible to participate in the Company’s Employee Stock Purchase Plan upon enrollment by February 1st or August 1st of any year.
7.At-Will Employment; Employee Handbook and Policies. You will continue to be an at-will employee of the Company, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason, subject to applicable law. You shall continue to comply with Company policies, including those set forth in the Company’s Employee Handbook, and the Confidentiality Information and Inventions Assignment Agreement by and between you and the Company.
Congratulations on your promotion!
Sincerely,

/s/ Jaswinder Pal Singh
Jaswinder Pal (J.P.) Singh
Chairman of the Board

Exhibit A

PSU Vesting Schedule
The following sets forth the performance goals and performance period to be used with the Promotion PSU Award.
Summary:
The Promotion PSU Award will vest only upon the satisfaction of both time- and performance-based vesting conditions over a four-year period (“Performance Period”), in three substantially equal tranches as follows:

Tranche	Share Price Performance Goal	Time-Based Vesting Requirement
Tranche 1	70% increase in share price	First-year anniversary of the grant date
Tranche 2	100% increase in share price	Second-year anniversary of the grant date
Tranche 3	130% increase in share price	Third-year anniversary of the grant date
The increase in share price will be measured by the 20-day trailing average (based on trading days) of the Company’s closing stock prior to the grant date over any 20-day trailing average period during the Performance Period.
For the purposes hereof, one-third of the total number of eligible PSUs will vest following each of the first-year, second-year and third-year anniversaries of the grant date, subject to achieving the share price performance goal for each applicable tranche (rounded down to the nearest whole share of common stock, if applicable). If a share price performance goal is achieved prior to the time-based vesting requirement (i.e., first, second and third year anniversary of the grant date), then the Promotion PSU Award will not vest until the time-based vesting requirement has been satisfied. If the time-based vesting requirement is satisfied prior to the applicable share price performance goal, then the Promotion PSU Award will vest on the 15th day of the month following the achievement of the applicable share price performance goal.
If Tranche 1 has not been achieved during the Performance Period, one hundred percent (100%) of the PSUs will be forfeited. If Tranche 1 has been achieved but not Tranche 2 within the Performance Period, sixty-six point six percent (66.6%) of the PSUs will be forfeited. If Tranche 2 has been achieved but not Tranche 3 within the Performance Period, thirty-three point three (33.3%) of the PSUs will be forfeited.
The determination of the number of shares of Company common stock that performance vest based on the applicable share price performance goals will not be determined through linear interpolation. Each of the share price performance goals applicable to each tranche must be met for the corresponding number of PSUs to performance vest.
In addition, and notwithstanding anything herein to the contrary, vesting of each tranche is subject to continued employment or other association with the Company through the achievement of both the time- and performance-based vesting requirements of each tranche during the Performance Period.
General Provisions:
Administration: This Promotion PSU Award shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in accordance with the 2022 Equity Incentive Plan.
Payment of Awards: The Committee shall use reasonable efforts to issue any shares underlying such vested PSUs within thirty (30) days following the vesting of each tranche during the Performance Period but in any event no later than 2 1/2 months following the calendar year in which such PSUs vested.

Disputes: All disputes with respect to this Promotion PSU Award will be resolved by the Committee, whose decision will be final.